Exhibits 5.1 and 23.1

New York Menlo Park Washington DC São Paulo London	Paris Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

December 21, 2016

Grupo Financiero Santander México
Avenida Prolongación Paseo de la Reforma 500
Colonia Lomas de Santa Fe
01219 México, D.F.

Ladies and Gentlemen:

Grupo Financiero Santander México, a publicly traded variable capital stock corporation (sociedad anónima bursátil de capital variable) organized under the laws of Mexico, is filing with the Securities and Exchange Commission a Registration Statement on Form F-3 (the “Registration Statement”) and the related Prospectus (the “Prospectus”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), the Company’s contingent convertible securities (the “Securities”), which may be issued pursuant to an indenture to be executed by the Company and The Bank of New York Mellon, as trustee (the “Trustee”) (the “Indenture”).

We, as your special United States counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all documents filed as exhibits to the Registration Statement that have not been executed will conform to the forms thereof, (iv) all signatures on all documents that we reviewed are genuine, (v) all natural persons executing documents had and have the legal capacity to do so, (vi) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vii) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, assuming the Indenture and any supplemental indenture to be entered into in connection with the issuance of any Securities have been duly authorized, executed and delivered by the Trustee and the Company; the specific terms of a particular series of Securities have been duly authorized and established in accordance with the Indenture; and such Securities have been duly authorized, executed, authenticated, issued and delivered in accordance with the Indenture and the applicable underwriting or other agreement, against payment therefor such Securities will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, and may be subject to possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that we express no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.

In connection with the opinions expressed above, we have assumed that at or prior to the time of the delivery of any Securities (i) the Board of Directors of the Company shall have duly established the terms of the Securities and duly authorized the issuance and sale of the Securities and such authorization shall not have been modified or rescinded; (ii) the Company is, and shall remain, validly existing as a publicly traded variable capital stock corporation under the laws of Mexico; (iii) the Trustee is validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation; (iv) the Registration Statement shall have become effective and such effectiveness shall not have been terminated or rescinded; (v) the Indenture and the Securities are each valid, binding and enforceable agreements of each party thereto; and (vi) there shall not have occurred any change in law affecting the validity or enforceability of the Indenture and the Securities. We have also assumed that the execution, delivery and performance by the Company of any Security, and the execution, delivery and performance by the Trustee of the Indenture whose terms are established subsequent to the date hereof (a) are within the corporate powers of the Company and the Trustee, (b) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of the Company or the Trustee (c) require no action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon the Company.

We express no opinion as to provisions in the Indenture which subject the Company to any claim for deficiency resulting from a judgment being rendered in a currency other than the currency called for in the Indenture, and we express no opinion as to whether a New York State or United States federal court would render or enforce a judgment in a currency other than U.S. Dollars or the exchange rate that such a court would use in rendering a judgment in U.S. Dollars in respect of an obligation in any other currency.

We express no opinion as to any provision of the Indenture that purports to be governed by Mexican law.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States, except that we express no opinion as to any law, rule or regulation that is applicable to the Company or the Securities (collectively, the “Documents”) or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents, or any of its affiliates due to the specific assets or business of such party or such affiliate. Insofar as the foregoing opinion involves matters governed by the laws of Mexico, we have relied, without independent inquiry or investigation, on the opinion of Ritch, Mueller, Heather y Nicolau, S.C. filed as an exhibit to the Registration Statement concurrently with this opinion. Our opinion is, insofar as Mexican law is concerned, subject to the assumptions, qualifications and exceptions contained in such opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP